Exhibit 23.5
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-164928 on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 11, 2011, with respect to the combined balance sheets of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010 and 2009, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
March 11, 2011